Exhibit 10.2.2

SUMMARY OF DOUGLAS ROGERS-BAETA CORP. VERBAL CONTRACT

Rogers Consulting Group and BAETA Corp. executed a verbal modification on or about July 17, 2008, to the original consulting agreement between Rogers Consulting and Baeta Corp., dated May 15, 2008.

The purpose of the modification was to further compensate Rogers Consulting for additional time spent working with the Company, more than originally anticipated and contracted for in the original consulting agreement (Ex. 10.2.1). Mr. Rogers and BAETA Corp. verbally agreed that the efforts of Mr. Rogers warranted further compensation than provided for in the original agreement (10.2.1), and therefore agreed to verbally modify Section II(a)(i)(1)(b) of the original agreement (10.2.1) to issue Rogers, in addition to the cash fee, a sum of 152,000 shares of common stock in consideration for services performed for the period of May 15, 2008 through September 15, 2008.